Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nabriva Therapeutics plc:

We consent to the use of our report dated March 12, 2019, with respect to the consolidated balance sheets of Nabriva Therapeutics plc and subsidiaries as of December 31, 2017 and 2018, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 12, 2019